Mike:

Thank you ___________, and welcome everyone to National Research Corporation’s third quarter 2008 conference call. My name is Mike Hays, the Company’s CEO, and joining me on the call today is Pat Beans our CFO.

Before we commence our remarks, I would ask Pat to review conditions related to any forward-looking statements that may be made as part of today’s call. Pat.

Pat:

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the company’s future results, please see the company’s filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Pat.

To kick off the call, let me say we had a good quarter. Both revenue and earnings came in ahead of where they may have been without the increased contribution year-over-year from NRC Picker and The Governance Institute. Moving from our annual Healthcare Market Guide product which is delivered in the third quarter, to an ever-increasing number of Market Guide clients upgrading to the Ticker product, has driven a large proportion of Market Guide revenue to become ratably recognized over a 12-month subscription period. I’m very happy to see that we can make such a positive change to Market Guide and still have a good third quarter.

Before I add color to this success and dive into additional topics, let me turn the call back to Pat to review the quarterly and year-to-date financials. Pat.

Pat:

Thanks, Mike.

For the three months ended September 30, 2008, the Company’s revenue was $13.5 million, compared to $14.0 million for the same period in 2007. For the nine months ended September 30, 2008, the Company achieved revenue of $38.8 million, compared to $38.1 million during the same period in 2007.

For the three-month period ended September 30, 2008, net income for the Company was $2 million or $0.29 per diluted share. Net income was 15% of revenue, which is our model.

For the nine months ended September 30, 2008, net income for the Company was $5.5 million, compared to $5.7 million in the prior year, both resulting in $0.81 per diluted share.

The Healthcare Market Guide’s new subscription-based Ticker product ended the quarter with a year-to-date increase of $2.1 million of new deferred revenue. Had these sales been for the traditional Market Guide product, it would have resulted in an additional $1.3 million of net income based on an effective tax rate of 38%, or an additional $0.18 per diluted share, putting diluted EPS at $0.99 for the nine months ended September 30, 2008.

During the third quarter 2008, direct expenses as a percentage of revenue were 49%, compared to 43% in 2007. As we stated on our last call in August, we divided our sales force into two groups; one focused only on bringing in new clients and the second focused exclusively on current clients. Starting in July 2008, the associated expenses for the sales group focusing exclusively on current clients are included in the direct expenses instead of SG&A. In addition, we had the cost of the Healthcare Market Guide’s annual non-Ticker deliverable for the last time this quarter.

During the third quarter 2008, the selling, general and administrative costs were down in total dollars to $3.1 million compared to $3.2 million during the same period in 2007. SG&A expenses for this quarter were 23% of revenue, the same as in 2007. For the nine-month period ended September 30, 2008, the SG&A were 26% of revenue, also the same as in 2007.

Depreciation and amortization were 5% of revenue during the third quarter in 2008 compared to 5% in the same quarter 2007.

Cash flow from operations for the third quarter was $4 million, compared to $2.9 million for the same period in 2007. Cash flow from operations for the nine months ending September 30, 2008, was $11 million, compared to $10.4 million for the same period in 2007. During the first nine months of 2008, the Company’s notes payable decreased by about $2.8 million. During the same time, the Company repurchased 293,686 shares of treasury stock for $7.4 million at an average cost of $25.36 per share. Cash and short-term investments as of September 30, 2008, were $677,000. During the month of October 2008, the Company completely paid off the term-loan from the May 2006 acquisition of TGI and currently has no outstanding bank debt.

I will now turn the call back over to Mike for additional discussion.

Mike:

Thank you, Pat.

Net new sales for the third quarter were $2.7 million. Healthcare Market Guide contributed materially to this new sales number, yet both TGI and NRC Picker added to the overall performance with each bringing on new clients, as well as up-selling additional products to current clients. Our sales performance for subscription-based products increased 67% in the third quarter compared to a year ago. Year-to-date, subscription-based product sales have soared 170%. Given market demand for this portfolio of high-margin offerings, we have, and will continue, to increase the size of the sales teams for both HCMG and TGI.

Our patient experience measurement and improvement products are becoming even more important to the most senior management levels of healthcare organizations given the public spotlight. As we forecasted, publicly reporting of HCAHPS scores have increased resources focused against improving hospitals’ performance. As value-based purchasing becomes tied to improving the patient experience, we believe this trend will continue, if not accelerate.

On the economic front, we have seen no real changes on the number of days to decisions on new contracts, nor have we seen any material push-back to embedded price increases. As well, clients remain interested in broadening the relationship by purchasing more products and services from our Company. In addition, renewal rates and accounts receivables are tracking to historical trends. One economy-driven change we are seeing is that it seems easier to find great talent, at least in Lincoln.

On our last call, I reviewed our Payer Solutions division and the declining enrollment in Medicare Advantage. I’m happy to report Payer Solutions revenue has stabilized and the unit is profitable.

Our new product development efforts remain a top priority for the organization and we have moved forward in enlarging the group of associates dedicated to that effort. Several major new products across most all business units are in their final phase of market testing, and we are looking forward to launching those new offerings that test out best.

_____, I would now like to open the question and answer portion of the call.

Closing statement

First, let me thank you for your time today. As one can tell, we are moving forward on several fronts at an ever-increasing pace. As always, Pat and I look forward to keeping you abreast of our progress.

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